Exhibit 10.17

AMENDMENT TO

HYATT HOTELS CORPORATION

2008 and 2009 RESTRICTED STOCK UNIT AWARD AGREEMENTS

WHEREAS, Hyatt Hotels Corporation (the “Company”) has entered into certain Restricted Stock Unit Award Agreements and Special Restricted Stock Unit Award Agreements in 2008 and 2009 pursuant to which the Company awarded certain employees the right to receive shares of common stock of the Company on the dates specified in such agreements (“2008 and 2009 RSU Agreements”);

WHEREAS, the Company desires to amend the 2008 and 2009 RSU Agreements to add a six month delay in the settlement of Common Stock upon Termination of Service in compliance with the terms of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, to the extent not defined herein, capitalized terms shall have the meaning ascribed to them in the 2008 and 2009 RSU Agreements.

NOW, THEREFORE, the 2008 and 2009 RSU Agreements are hereby amended effective as of January 1, 2009 by adding the following to the Section entitled “Settlement and Payment of RSUs”:

“Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Code, and the RSUs are to be settled and shares of Common Stock delivered as a result of your Termination of Service, then the Delivery Date for such shares of Common Stock shall be delayed until the day next following the six month anniversary of your Termination of Service.”

In all other regards the 2008 and 2009 RSU Agreements shall remain in full force and effect.

HYATT HOTELS CORPORATION

By:	/s/ Robert W. K. Webb
Its:	Chief Human Resources Officer

Dated: December 17, 2010